October 22, 2024	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$1,849,000

Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index due October 27, 2031

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on any Review Date (other than the final Review Date), the closing level of the J.P. Morgan Multi-Asset Index, which we refer to as the Index, is at or above the Call Value for that Review Date.
•	The earliest date on which an automatic call may be initiated is October 27, 2025.
•	The notes are also designed for investors who seek uncapped, unleveraged exposure to any appreciation of the Index at maturity if the notes have not been automatically called.
•	Investors should be willing to forgo interest payments, while seeking full repayment of principal at maturity.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on October 22, 2024 and are expected to settle on or about October 25, 2024.
•	CUSIP: 48135UUJ7

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” beginning on page PS-12 of the accompanying product supplement, “Risk Factors” beginning on page US-4 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement, prospectus and prospectus addendum. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$42.50	$957.50
Total	$1,849,000	$78,582.50	$1,770,417.50

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $42.50 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $923.10 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 3-I dated April 13, 2023, underlying supplement no. 23-I dated August 28, 2023, the prospectus and prospectus supplement, each dated April 13, 2023, and the prospectus addendum dated June 3, 2024

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Index: The J.P. Morgan Multi-Asset Index (Bloomberg ticker: MAX). The level of the Index reflects a 1.00% per annum daily deduction.

Participation Rate: 100.00%

Call Premium Amount: The Call Premium Amount with respect to each Review Date is set forth below:

•	first Review Date:	12.00% × $1,000
•	second Review Date:	24.00% × $1,000
•	third Review Date:	36.00% × $1,000
•	fourth Review Date:	48.00% × $1,000
•	fifth Review Date:	60.00% × $1,000
•	sixth Review Date:	72.00% × $1,000

Call Value: The Call Value for each Review Date is set forth below:

•	first Review Date:	101.25% of the Initial Value
•	second Review Date:	102.50% of the Initial Value
•	third Review Date:	103.75% of the Initial Value
•	fourth Review Date:	105.00% of the Initial Value
•	fifth Review Date:	106.25% of the Initial Value
•	sixth Review Date:	107.50% of the Initial Value

Pricing Date: October 22, 2024

Original Issue Date (Settlement Date): On or about October 25, 2024

Review Dates*: October 27, 2025, October 22, 2026, October 22, 2027, October 23, 2028, October 22, 2029, October 22, 2030 and October 22, 2031 (final Review Date)

Call Settlement Dates*: October 30, 2025, October 27, 2026, October 27, 2027, October 26, 2028, October 25, 2029 and October 25, 2030

Maturity Date*: October 27, 2031

* Subject to postponement in the event of a market disruption event and as described under “Supplemental Terms of the Notes — Postponement of a Determination Date — Notes linked solely to the Index” in the accompanying underlying supplement and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Automatic Call†:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Review Date, payable on the applicable Call Settlement Date. No further payments will be made on the notes.

If the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value. Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

Payment at Maturity:

If the notes have not been automatically called, at maturity, you will receive a cash payment, for each $1,000 principal amount note, of $1,000 plus the Additional Amount, which may be zero.

If the notes have not been automatically called, you are entitled to repayment of principal in full at maturity, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

Additional Amount†: If the notes have not been automatically called, the Additional Amount payable at maturity per $1,000 principal amount note will equal:

$1,000 × Index Return × Participation Rate,

provided that the Additional Amount will not be less than zero.

Index Return:

(Final Value – Initial Value)
Initial Value

Initial Value: The closing level of the Index on the Pricing Date, which was 294.60

Final Value: The closing level of the Index on the final Review Date

† Subject to the impact of a commodity hedging disruption event as described under “Supplemental Terms of the Notes” in this pricing supplement.  In the event of a commodity hedging disruption event, we have the right, but not the obligation, to determine whether the notes will be automatically called and to adjust your payment upon automatic call or at maturity based on determinations made by the calculation agent.  Under these circumstances, whether the notes are automatically called and the payment upon an automatic call or at maturity will be determined prior to, and without regard to, the closing level of the Index on the relevant Review Date.

PS-1 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

Supplemental Terms of the Notes

The notes are not futures contracts or swaps and are not regulated under the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”).  The notes are offered pursuant to an exemption from regulation under the Commodity Exchange Act, commonly known as the hybrid instrument exemption, that is available to securities that have one or more payments indexed to the value, level or rate of one or more commodities, as set out in section 2(f) of that statute.  Accordingly, you are not afforded any protection provided by the Commodity Exchange Act or any regulation promulgated by the Commodity Futures Trading Commission.

Notwithstanding anything to the contrary in the accompanying product supplement, if a commodity hedging disruption event (as defined in the accompanying product supplement) occurs, we will have the right, but not the obligation, to determine whether the notes will be automatically called and to adjust your payment upon automatic call or at maturity based on determinations made by the calculation agent as described below.

If a commodity hedging disruption event occurs and we choose to exercise this right:

(1) the calculation agent will determine the estimated value of the notes (the “CHDE estimated value”) as of the date on which the calculation agent determines that a commodity hedging disruption event has occurred (a “commodity hedging disruption date”).  The CHDE estimated value will be determined using the same methodology as is used to calculate the estimated value of the notes as described under “The Estimated Value of the Notes” in this pricing supplement (the “estimated value”), except that the CHDE estimated value will be determined on the commodity hedging disruption date, provided that, if the CHDE estimated value cannot be calculated using the same methodology as the estimated value due to the occurrence of the commodity hedging disruption event, the calculation agent will, in good faith and in a commercially reasonable manner, make such adjustments to that methodology as are necessary to determine the CHDE estimated value on the commodity hedging disruption date. See “The Estimated Value of the Notes” in this pricing supplement for additional information about the estimated value; and

(2) (a) if the CHDE estimated value is greater than or equal to $1,000 and the commodity hedging disruption date occurs on or before the penultimate Review Date, the notes will be automatically called.  Under these circumstances, the payment upon an automatic call, for each $1,000 principal amount note, will be equal to the CHDE estimated value, instead of the applicable amount set forth under “Key Terms — Automatic Call” above, and will be payable on the Call Settlement Date applicable to the Review Date occurring on or immediately following the commodity hedging disruption date; or

(b) if the CHDE estimated value is less than $1,000 or the commodity hedging disruption date occurs after the penultimate Review Date, we will pay you at maturity, instead of the amount set forth under “Key Terms — Payment at Maturity” above, an amount equal to (i) $1000 plus (ii) the option value.

The “option value” will be determined by the calculation agent in good faith and in a commercially reasonable manner and will be a fixed amount representing the price of the embedded option representing the Additional Amount payable on the notes at maturity, as of the commodity hedging disruption date, and the price of the embedded option representing each of the remaining potential automatic calls pursuant to the automatic call feature of the notes from but excluding the commodity hedging disruption date through and including the penultimate Review Date, as of the commodity hedging disruption date, provided that the option value may not be less than zero.

If a commodity hedging disruption event occurs and we choose to exercise this right, we will provide, or cause the calculation agent to provide, written notice of our election to exercise this right to the trustee at its New York office and to the holders of the notes.  We, or the calculation agent, will deliver this notice as promptly as possible and in no event later than the fifth business day immediately following the commodity hedging disruption date.  Additionally, we will specify in the notice the CHDE estimated value and, if applicable, the option value as determined on the commodity hedging disruption date.

Any values of the Index, and any values derived therefrom, included in this pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement and the corresponding terms of the notes. Notwithstanding anything to the contrary in the indenture governing the notes, that amendment will become effective without consent of the holders of the notes or any other party.

PS-2 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

The J.P. Morgan Multi-Asset Index

The J.P. Morgan Multi-Asset Index (the “Index”) was developed and is maintained and calculated by JPMS, one of our affiliates. The Index is reported by Bloomberg L.P. under the ticker symbol “MAX Index.”

The Index seeks to provide a dynamic and diversified asset allocation based on a momentum investment strategy. The Index tracks the return of (a) a dynamic notional portfolio consisting of up to 10 excess return futures-based indices (each a “Constituent,” and collectively the “Constituents”), converted into U.S. dollars (in the case of Constituents not denominated in U.S. dollars), less (b) a 1.00% per annum daily deduction. The Constituents represent a broad range of asset classes (equities, fixed income and commodities) and developed markets (the United States, Germany and Japan).

The Index selects and rebalances into a new notional portfolio composed of the Constituents at least once each month using a methodology that is designed to:

•	maintain a diversified allocation at all times;
•	allocate dynamically based on the market cycle; and
•	select allocations that attempt to deliver a stable volatility over time.

Maintaining a diversified allocation. A diversified portfolio’s return is the weighted average of its constituents’ returns, but its volatility is less than the weighted average of its constituents’ volatilities, because different assets don’t always move in the same direction — in this sense, a diversified portfolio can be said to deliver average returns with below-average volatility. In order to ensure diversification, the Index constitutes its selected portfolio from a universe of 10 Constituents, and imposes caps and floors on the Constituent weights at the individual and asset class levels. Each Constituent’s assigned weight must also be an increment of 5%, and the assigned weights must sum to 100%. The following table sets forth the current Constituents, the ticker for each Constituent, the minimum and maximum assigned weight for each Constituent and the minimum and maximum aggregate assigned weight for each asset class. For additional information about the Constituents, see “Background on the J.P. Morgan Futures Indices” in the accompanying underlying supplement.

	Constituent	Ticker	Individual Assigned Weight Constraints	Aggregate Assigned Weight Constraints
1	J.P. Morgan US Large Cap Equities Futures Index	JPUSLGEQ	Minimum: -10% Maximum: 40%	Minimum: 10% Maximum: 60%
2	J.P. Morgan US Small Cap Equities Futures Index	JPUSSMEQ
3	J.P. Morgan German Equities Futures Index	JPDEEQ
4	J.P. Morgan Japanese Equities Futures Index	JPJPEQ
5	J.P. Morgan 5Y U.S. Treasury Futures Index	JPUS5YT	Minimum: -10% Maximum: 40%	Minimum: 10% Maximum: 80%
6	J.P. Morgan 10Y U.S. Treasury Futures Index	JPUS10YT
7	J.P. Morgan German Government Bond Futures Index	JPDEBUND
8	J.P. Morgan Japanese Government Bond Futures Index	JPJP10YB
9	J.P. Morgan Brent Crude Oil Futures Index	JPBRENT	Minimum: -20% Maximum: 20%	Minimum: -30% Maximum: 30%
10	J.P. Morgan Gold Futures Index	JPMGOLD

Allocating dynamically based on the market cycle. Historical data and statistical analysis support the premise that assets tend to move in multi-year cycles. Depending on the asset class, these cycles can range from five to 30 years. The presence of these trends is one possible explanation for the academic research showing that, historically, asset classes exhibiting strong recent returns have been more likely to continue to exhibit positive returns. The Index attempts to take advantage of this dynamic by identifying a selected portfolio that reflects the strongest recent returns in local-currency terms from among the possible portfolios that meet the weight constraints set forth above and the volatility threshold described below.

PS-3 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

Targeting stable volatility. One measure of risk used by many investors is volatility, which reflects the degree of variation in the value of an asset or portfolio over a period of time. Unlike asset-allocation approaches that aim to maintain stable proportions of different assets throughout the market cycle, the Index attempts to maintain a stable level of volatility over time. As compared to an approach that maintains consistent weights through the market cycle, the Index is designed to take on more volatility risk in calm markets and deliver lower volatility in choppy ones.

Identifying a selected portfolio. At least once each month, the Index identifies every notional portfolio that meets the individual Constituent and asset class weight constraints set forth above with weights in increments of 5% and a total weight of 100% and that has a recent historical volatility at or below a volatility threshold of 4%. The Index then selects and rebalances into the notional portfolio from that set with the strongest recent performance in local-currency terms. If no such notional portfolio exists, then the volatility threshold is increased by 1% (e.g., from 4% to 5%), and the procedure described in this paragraph is repeated, including the increase to the volatility threshold, until a notional portfolio has been selected.

Calculating the level of the Index. On any given day, the closing level of the Index (the “Index Level”) reflects (a) the weighted U.S. dollar performance of the Constituents tracked by the Index on that day less (b) the 1.00% per annum daily deduction. The Index Level was set equal to 100.00 on February 22, 1994, the base date of the Index. The Index Calculation Agent (as defined below) began calculating the Index on a live basis on November 18, 2022.

The Index is an “excess return” index because it provides notional exposure to the Constituents that in turn provide exposure to futures contract returns that reflect changes in the price of those futures contracts, as well as their “roll” returns. The Index is not a “total return” index because the Constituents do not reflect interest that could be earned on funds notionally committed to the trading of futures contracts.

JPMS is currently the sponsor of the Index (the “Index Sponsor”) and the calculation agent of the Index (the “Index Calculation Agent”).

See “The J.P. Morgan Multi-Asset Index” in the accompanying underlying supplement for additional information about the Index.

No assurance can be given that the investment strategy used to construct the Index will be successful or that the Index will outperform any alternative portfolio or strategy that might be constructed from the Constituents. There is no guarantee that past performance trends referenced in identifying a selected portfolio will continue during the subsequent period when the Index provides exposure to that selected portfolio. In addition, no assurance can be given that the actual realized volatility of the Index will approximate 4%. The actual realized volatility of the Index will depend on the performance of the Constituents included in the selected portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 4%, perhaps significantly, or less than 4%. Furthermore, the volatility threshold is subject to upward adjustment and, thus, the realized volatility threshold used to determine any selected portfolio may be greater than 4%, perhaps significantly.

The Index is described as a “notional” or “synthetic” portfolio of assets because there is no actual portfolio of assets to which any person is entitled or in which any person has any ownership interest. The Index merely references certain assets, the performance of which will be used as a reference point for calculating the Index Level.

PS-4 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

How the Notes Work

Payment upon an Automatic Call

Payment at Maturity If the Notes Have Not Been Automatically Called

PS-5 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

Call Premium Amount

The table below illustrates the Call Premium Amount per $1,000 principal amount note for each Review Date (other than the final Review Date) based on the Call Premium Amounts set forth under “Key Terms — Call Premium Amount” above.

Review Date	Call Premium Amount
First	$120.00
Second	$240.00
Third	$360.00
Fourth	$480.00
Fifth	$600.00
Sixth	$720.00
PS-6 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

Payment at Maturity If the Notes Have Not Been Automatically Called

The following table illustrates the hypothetical payment at maturity on the notes linked to a hypothetical Index if the notes have not been automatically called. The hypothetical payments set forth below assume the following:

•	the notes have not been automatically called;
•	an Initial Value of 100.00; and
•	a Participation Rate of 100.00%.

The hypothetical Initial Value of 100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value. The actual Initial Value is the closing level of the Index on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing levels of the Index, please see the historical information set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement.

Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Final Value	Index Return	Additional Amount	Payment at Maturity
165.00	65.00%	$650.00	$1,650.00
150.00	50.00%	$500.00	$1,500.00
140.00	40.00%	$400.00	$1,400.00
130.00	30.00%	$300.00	$1,300.00
120.00	20.00%	$200.00	$1,200.00
110.00	10.00%	$100.00	$1,100.00
105.00	5.00%	$50.00	$1,050.00
101.00	1.00%	$10.00	$1,010.00
100.00	0.00%	$0.00	$1,000.00
95.00	-5.00%	$0.00	$1,000.00
90.00	-10.00%	$0.00	$1,000.00
80.00	-20.00%	$0.00	$1,000.00
70.00	-30.00%	$0.00	$1,000.00
60.00	-40.00%	$0.00	$1,000.00
50.00	-50.00%	$0.00	$1,000.00
40.00	-60.00%	$0.00	$1,000.00
30.00	-70.00%	$0.00	$1,000.00
20.00	-80.00%	$0.00	$1,000.00
10.00	-90.00%	$0.00	$1,000.00
0.00	-100.00%	$0.00	$1,000.00

PS-7 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

Note Payout Scenarios

Upside Scenario If Automatic Call:

If the closing level of the Index on any Review Date (other than the final Review Date) is greater than or equal to the Call Value for that Review Date, the notes will be automatically called and investors will receive on the applicable Call Settlement Date the $1,000 principal amount plus the Call Premium Amount applicable to that Review Date.  No further payments will be made on the notes.

•	If the closing level of the Index increases 5.00% as of the first Review Date, the notes will be automatically called and investors will receive a return equal to 12.00%, or $1,120.00 per $1,000 principal amount note.
•	If the notes have not been previously automatically called and the closing level of the Index increases 100.00% as of the sixth Review Date, the notes will be automatically called and investors will receive a return equal to 72.00%, or $1,720.00 per $1,000 principal amount note.

If No Automatic Call:

If the notes have not been automatically called, investors will receive at maturity the $1,000 principal amount plus the Additional Amount, which is equal to $1,000 times the Index Return times the Participation Rate of 100.00%.

Upside Scenario:

If the notes have not been automatically called and the Final Value is greater than the Initial Value, the Additional Amount will be greater than zero and investors will receive at maturity more than the principal amount of their notes.

•	If the notes have not been automatically called and the closing level of the Index increases 10.00%, investors will receive at maturity a return equal to 10.00%, or $1,100.00 per $1,000 principal amount note.

Par Scenario:

If the notes have not been automatically called and the Final Value is equal to or less than the Initial Value, the Additional Amount will be zero and investors will receive at maturity the principal amount of their notes.

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement, product supplement and underlying supplement and in Annex A to the accompanying prospectus addendum.

Risks Relating to the Notes Generally

•	IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED, THE NOTES MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY —

If the notes have not been automatically called and the Final Value is less than or equal to the Initial Value, you will receive only the principal amount of your notes at maturity, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time.

~~•~~	THE INDEX IS SUBJECT TO A 1.00% PER ANNUM DAILY DEDUCTION —

This per annum deduction will be deducted daily. As a result of the per annum deduction, the level of the Index will trail the value of a hypothetical identically constituted notional portfolio from which no such deduction is made.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	WE WILL HAVE THE RIGHT TO ADJUST THE TIMING AND AMOUNT OF ANY PAYMENT ON THE NOTES IF A COMMODITY HEDGING DISRUPTION EVENT OCCURS —

If we or our affiliates are unable to effect transactions necessary to hedge our obligations under the notes due to a commodity hedging disruption event, we may, in our sole and absolute discretion, determine whether the notes will be automatically called and

PS-8 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

to adjust your payment upon automatic call or at maturity based on determinations made by the calculation agent.  Under these circumstances, whether the notes are automatically called and the payment upon an automatic call or at maturity will be determined in a manner different from that described under “Key Terms — Automatic Call” or “Key Terms — Payment at Maturity,” as applicable, and will be determined prior to, and without regard to, the closing level of the Index on the relevant Review Date.  In addition, under these circumstances, the amount due and payable on your notes will not reflect any appreciation of the Index after this early determination and may be significantly less than the amount you would have been entitled to receive had we not exercised this right.  See “Supplemental Terms of the Notes” in this pricing supplement for more information.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

•	THE CALL VALUE FOR EACH REVIEW DATE IS GREATER THAN THE INITIAL VALUE AND INCREASES PROGRESSIVELY OVER THE TERM OF THE NOTES —

The notes will be automatically called, and you will receive a Call Premium Amount, only if the closing level of the Index increases from the Initial Value such that it is greater than or equal to the Call Value for a Review Date. Even if the closing level of the Index increases over the term of the notes, it may not increase sufficiently for the notes to be automatically called (including because, due to the step-up Call Value feature, the Call Values increase progressively over the term of the notes).

•	IF THE NOTES ARE AUTOMATICALLY CALLED, THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE APPLICABLE CALL PREMIUM AMOUNT PAID ON THE NOTES,

regardless of any appreciation of the Index, which may be significant.  In addition, if the notes are automatically called, you will not benefit from the feature that provides you with a positive return at maturity equal to the Index Return times the Participation Rate if the Final Value is greater than the Initial Value.  Because this feature does not apply to the payment upon an automatic call, the payment upon an automatic call may be significantly less than the payment at maturity for the same level of appreciation in the Index.

•	THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT —

If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.

•	THE NOTES DO NOT PAY INTEREST.
•	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON THE SECURITIES OR LOANS UNDERLYING THE CONSTITUENTS OR HAVE ANY RIGHTS WITH RESPECT TO THE SECURITIES, COMMODITIES, COMMODITY FUTURES CONTRACTS, LOANS OR OTHER ASSETS UNDERLYING THE CONSTITUENTS.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

PS-9 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement. See also “— Risks Relating to the Index — Our Affiliate, JPMS, Is the Index Sponsor and Index Calculation Agent and May Adjust the Index in a Way that Affects Its Level” below.

In addition, one of our affiliates, JPMS, is one of the primary dealers through which the U.S. Federal Reserve conducts open-market purchases and sales of U.S. Treasury and federal agency securities, including U.S. Treasury notes. These activities may affect the prices and yields on the U.S. Treasury notes, which may in turn affect the levels of two of the Bond Constituents and the level of the Index. JPMS has no obligation to take into consideration your interests as a holder of the notes when undertaking these activities.

•	JPMS AND ITS AFFILIATES MAY HAVE PUBLISHED RESEARCH, EXPRESSED OPINIONS OR PROVIDED RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES, AND MAY DO SO IN THE FUTURE —

Any research, opinions or recommendations could affect the market value of the notes.  Investors should undertake their own independent investigation of the merits of investing in the notes, the Constituents and the securities, commodities, commodity futures contracts, loans and other assets underlying the Constituents included in the Index.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

PS-10 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Index

•	JPMORGAN CHASE & CO. IS CURRENTLY ONE OF THE COMPANIES THAT MAKE UP THE S&P 500® INDEX, THE REFERENCE INDEX UNDERLYING THE FUTURES CONTRACTS INCLUDED IN ONE OF THE EQUITY CONSTITUENTS,

but JPMorgan Chase & Co. will not have any obligation to consider your interests in taking any corporate action that might affect the securities included in the reference index underlying the futures contracts included in that Equity Constituent.

•	OUR AFFILIATE, JPMS, IS THE INDEX SPONSOR AND INDEX CALCULATION AGENT AND MAY ADJUST THE INDEX IN A WAY THAT AFFECTS ITS LEVEL —

JPMS, one of our affiliates, currently acts as the Index Sponsor and the Index Calculation Agent and is responsible for calculating and maintaining the Index and developing the guidelines and policies governing their composition and calculation. In performing these duties, JPMS may have interests adverse to the interests of the holders of the notes, which may affect your return on the notes, particularly where JPMS, as the Index Sponsor and the Index Calculation Agent, is entitled to exercise discretion. The rules governing the Index may be amended at any time by the Index Sponsor, in its sole discretion. The rules also permit the use of discretion by the Index Sponsor and the Index Calculation Agent in relation to the Index in specific instances, including, but not limited to, the determination of whether to replace a Constituent with a substitute or successor upon the occurrence of certain events affecting that Constituent, the selection of any substitute or successor and the determination of the levels to be used in the event of market disruptions that affect the ability of the Index Calculation Agent to calculate and publish the levels of the Index and the interpretation of the rules governing the Index. Although JPMS, acting as the Index Sponsor and the Index Calculation Agent, will make all determinations and take all action in relation to the Index acting in good faith, it should be noted that JPMS may have interests adverse to the interests of the holders of the notes and the policies and judgments for which JPMS is responsible could have an impact, positive or negative, on the level of the Index and the value of your notes.

Although judgments, policies and determinations concerning the Index are made by JPMS, JPMorgan Chase & Co., as the ultimate parent company of JPMS, ultimately controls JPMS. JPMS has no obligation to consider your interests in taking any actions that might affect the value of your notes. Furthermore, the inclusion of any Constituent in the Index is not an investment recommendation by us or JPMS of that Constituent or any of the futures contracts underlying that Constituent.

•	AN INVESTMENT IN THE NOTES CARRIES THE RISKS ASSOCIATED WITH THE INDEX’S MOMENTUM INVESTMENT STRATEGY —

The Index construction reflects a momentum investment strategy. Momentum investing generally seeks to capitalize on positive trends in the returns of financial instruments. As such, the weights of the Constituents in the Index are based in part on the recent performance of the Constituents. However, there is no guarantee that recent performance trends will continue in the future. In addition, the caps and floors on the Constituent weights applied at the individual and asset class levels will result in lower weights for the Constituents with the best recent performance than would be the case if those caps and floors were not applied. Moreover, the aggregate assigned weights of the J.P. Morgan US Large Cap Equities Futures Index, the J.P. Morgan US Small Cap Equities Futures Index, the J.P. Morgan German Equities Futures Index and the J.P. Morgan Japanese Equities Futures Index (the “Equity Constituents”) and the aggregate assigned weights of the J.P. Morgan 5Y U.S. Treasury Futures Index, the J.P. Morgan 10Y U.S. Treasury Futures Index, the J.P. Morgan German Government Bond Futures Index and the J.P. Morgan Japanese Government

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Bond Futures Index (the “Bond Constituents”) will, in each case, not be less than 10%, even in cases where the recent performance of the Equity Constituents or the Bond Constituents, as applicable, is significantly worse than the recent performance of the remaining Constituents.

Furthermore, the Index will maintain a 100% net long exposure to the Constituents at all times, even when most or all Constituents are displaying negative performance. Moreover, once a selected portfolio has been identified and implemented, the Index will track the performance of the relevant Constituent until the next rebalancing of the Index, even when the performance of those Constituents is worse than their recent performance, or than the performance of the remaining Constituents.

In addition, due to the Index’s momentum investment strategy, the Index may fail to realize gains that could occur as a result of obtaining exposures to financial instruments that have experienced returns one direction, but which subsequently experience a sudden return in the other direction. As a result, if market conditions do not represent a continuation of prior observed trends, the level of the Index, which is rebalanced based on prior trends, may decline.

•	THE INDEX MAY PERFORM POORLY AT TIMES WHEN THE PHASE OF THE MARKET CYCLE IS CHANGING OR DURING PERIODS CHARACTERIZED BY SHORT-TERM VOLATILITY —

While historical data and statistical analysis support the premise that assets tend to move in multi-year cycles, performance of assets will be variable, even within a particular phase of a market cycle, and the nature of a market cycle is such that the performance of assets will shift from phases of positive performance to phases of negative performance over time. Because the Index’s strategy is based on momentum investing, the Index may perform poorly during times when a Constituent’s performance is not consistent with the current phase of the market cycle or when the current phase of the market cycle for that Constituent is changing. In non-trending, sideways markets, momentum investment strategies are subject to “whipsaws.” A whipsaw occurs when the market reverses and does the opposite of what is indicated by the trend indicator, resulting in a trading loss during the particular period. Consequently, the Index may perform poorly in non-trending, “choppy” markets characterized by short-term volatility.

●	BECAUSE THE INDEX MAY INCLUDE NOTIONAL SHORT POSITIONS, THE NOTES MAY BE SUBJECT TO ADDITIONAL RISKS —

During each rebalancing of the Index, the Index may assign negative weights as low as -10% to one or more of the Equity Constituents and the Bond Constituents and negative weights as low as -20% to one or both of the J.P. Morgan Brent Crude Oil Futures Index and the J.P. Morgan Gold Futures Index (the “Commodity Constituents”), thereby providing notional short exposure to one or more Constituents. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the appreciation of the price of the relevant asset before the short position is closed. It is possible that a Constituent may appreciate substantially while the Index is providing a notional short exposure to that Constituent, thus resulting in an adverse effect on the level of the Index and the value of your notes.

Moreover, if the Index provides both notional long and short exposures to the Constituents, the total long and short exposure to the Constituents may exceed 100%, perhaps significantly, which increases the risk that the Index will suffer losses, thereby adversely affecting any payment on the notes and the value of the notes.

•	THE INDEX MAY NOT APPROXIMATE ITS INITIAL VOLATILITY THRESHOLD OF 4% —

No assurance can be given that the Index will maintain an annualized realized volatility that approximates its initial volatility threshold of 4%. The actual realized volatility of the Index will depend on the performance of the Constituents included in the selected portfolio(s) from time to time, and, at any time or for extended periods, may be greater than 4%, perhaps significantly, or less than 4%. Furthermore, the volatility threshold of the Index is subject to upward adjustment and, thus, the realized volatility threshold used to determine any selected portfolio may be greater than 4%, perhaps significantly. While the assigned weights of the notional portfolio(s) tracked by the Index are based in part on the recent historical volatility of the relevant notional portfolio, there is no guarantee that trends existing in the relevant measurement periods will continue in the future. The volatility of the notional portfolio on any day may change quickly and unexpectedly. Accordingly, the actual annualized realized volatility of the Index on a daily basis may be greater than or less than the volatility threshold used to select to the relevant selected portfolio(s), which may adversely affect the level of the Index and the value of the notes.

In addition, due to the weight constraints applied in constructing the Index, the aggregate assigned weights of the Equity Constituents will not be less than 10%, even if Equity Constituents are performing poorly. In general, the Equity Constituents will tend to receive their minimum weight of 10% during periods when equities are experiencing poor performance or high volatility. In addition, during periods when equities are experiencing high volatility, the initial volatility threshold, and the actual realized volatility, may be significantly higher than 4%, even if other assets are not experiencing high volatility.

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•	A SIGNIFICANT PORTION OF THE INDEX’S EXPOSURE MAY BE ALLOCATED TO THE BOND CONSTITUENTS —

Under normal market conditions, the Equity Constituents and the Commodity Constituents have tended to exhibit realized volatilities that are higher than the realized volatilities of the Bond Constituents in general over time. As a result, the Index will generally need to reduce its exposure to the Equity Constituents and the Commodity Constituents in order to satisfy the volatility threshold. Therefore, the Index may have significant exposure for an extended period of time to the Bond Constituents, and that exposure may be greater, perhaps significantly greater, than its exposure to the Equity Constituents and the Commodity Constituents. However, the returns of the Bond Constituents may be significantly lower than the returns of the Equity Constituents and the Commodity Constituents, and possibly even negative while the returns of the Equity Constituents and the Commodity Constituents are positive, which will adversely affect the level of the Index and any payment on, and the value of, the notes.

•	THE INDEX IS SUBJECT TO CONCENTRATION RISK IN ITS ALLOCATION AMONG THE CONSTITUENTS —

The strategy employed by the Index involves an asset allocation that imposes certain weight caps and floors that may result in the Index being allocated to as few as three Constituents, with up to 40% of the Index being allocated to a single Equity Constituent and/or any single Bond Constituent. Under these circumstances, the Index may face more risks than if it were diversified broadly over numerous asset classes and geographical regions. Accordingly, the Index may be more adversely affected by negative economic, political or regulatory occurrences affecting its Constituents and the relevant asset classes than a more broadly diversified allocation among its Constituents. Additionally, the Index allocation will sometimes result in exposure to only Equity Constituents and Bond Constituents, without any exposure to the Commodity Constituents.

•	CHANGES IN THE VALUES OF THE CONSTITUENTS MAY OFFSET EACH OTHER —

Because the notes are linked to the Index, which is linked to the performance of the Constituents, which collectively represent a broad range of asset classes (equities, fixed income and commodities) and developed markets (the United States, Germany and Japan), price movements between the Constituents representing different asset classes or developed markets may not correlate with each other. At a time when the value of a Constituent representing a particular asset class or developed market increases, the value of other Constituents representing a different asset class or developed market may not increase as much or may decline. Therefore, in calculating the level of the Index, increases in the values of some of the Constituents may be moderated, or more than offset, by lesser increases or declines in the values of other Constituents. In addition, high correlation during periods of negative returns among Constituents could have a material adverse effect on the performance of the Index.

●	THE INDEX IS AN “EXCESS RETURN” INDEX AND NOT A “TOTAL RETURN” INDEX BECAUSE THE CONSTITUENTS DO NOT REFLECT INTEREST THAT COULD BE EARNED ON FUNDS NOTIONALLY COMMITTED TO THE TRADING OF FUTURES CONTRACTS —

Each of the Constituents is an excess return index and not a total return index. The Index, by providing exposure to the Constituents, is also an excess return index and not a total return index. The return from investing in futures contracts derives from three sources: (a) changes in the price of the relevant futures contracts (which is known as the “price return”); (b) any profit or loss realized when rolling the relevant futures contracts (which is known as the “roll return”); and (c) any interest earned on the cash deposited as collateral for the purchase of the relevant futures contracts (which is known as the “collateral return”).

Some indices, including the Constituents (and indirectly, the Index), that track futures contracts are excess return indices that measure the returns accrued from investing in uncollateralized futures contracts (i.e., the sum of the price return and the roll return associated with an investment in futures contracts). By contrast, a total return index, in addition to reflecting those returns, also reflects interest that could be earned on funds committed to the trading of the underlying futures contracts (i.e., the collateral return associated with an investment in futures contracts). Investing in the notes will not generate the same return as would be generated from investing directly in the relevant futures contracts or in a total return index related to those futures contracts.

•	HYPOTHETICAL BACK-TESTED DATA RELATING TO THE INDEX DO NOT REPRESENT ACTUAL HISTORICAL DATA AND ARE SUBJECT TO INHERENT LIMITATIONS —

The hypothetical back-tested performance of the Index set forth under “Hypothetical Back-Tested Data and Historical Information” in this pricing supplement is purely theoretical and does not represent the actual historical performance of the Index and has not been verified by an independent third party. Hypothetical back-tested performance measures have inherent limitations. Alternative modeling techniques might produce significantly different results and may prove to be more appropriate. Past performance, and especially hypothetical back-tested performance, is not indicative of future results. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. Hypothetical back-tested performance is derived by means of the retroactive application of a back-tested model that has been designed with the benefit of hindsight.

PS-13 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

•	THE INVESTMENT STRATEGY USED TO CONSTRUCT THE INDEX INVOLVES REGULAR REBALANCING AND WEIGHTING CONSTRAINTS THAT ARE APPLIED TO THE CONSTITUENTS —

The Constituents are subject to regular rebalancing and weighting constraints applied individually and by asset type. By contrast, a notional portfolio that does not rebalance monthly and is not subject to any weighting constraints could see greater compounded gains over time through exposure to a consistently and rapidly appreciating portfolio consisting of the Constituents. Therefore, your return on the notes may be less than the return you could realize on an alternative investment in the Constituents that is not subject to regular rebalancing or weighting constraints. No assurance can be given that the investment strategy used to construct the Index will outperform any alternative investment in the Constituents.

•	A CONSTITUENT MAY BE REPLACED BY A SUBSTITUTE INDEX UPON THE OCCURRENCE OF CERTAIN EXTRAORDINARY EVENTS —

Following the occurrence of certain extraordinary events with respect to a Constituent, the affected Constituent may be replaced by a substitute index or the Index Calculation Agent may cease calculation and publication of the Index on a date determined by the Index Calculation Agent. These extraordinary events generally include events that could materially interfere with the ability of market participants to transact in, or events that could materially change the underlying economic exposure of, positions with respect to the Index, any Constituent or any reference index, where that material interference or change is not acceptable to the Index Calculation Agent. If the Index Calculation Agent determines in its discretion that no suitable substitute is available for an affected Constituent, then the Index Calculation Agent will determine its good faith estimate of the closing level of that Constituent and remove it from the Index. In any such case, the Index Calculation Agent will, in good faith, make related adjustments to the Rules that it determines to be appropriate. See “The J.P. Morgan Multi-Asset Index — Succession and Extraordinary Events” in the accompanying underlying supplement for a summary of events that could trigger an extraordinary event.

You should realize that the changing of a Constituent may affect the performance of the Index, and therefore, the return on the notes, as the replacement Constituent may perform significantly better or worse than the original Constituent. Moreover, the policies of the sponsor of the substitute index concerning the methodology and calculation of the substitute index, including decisions regarding additions, deletions or substitutions of the assets underlying the substitute index, could affect the level of the substitute index and therefore the value of the notes. The amount payable on the notes and their market value could also be affected if the sponsor of a substitute index or the sponsor of the reference index discontinues or suspends calculation or dissemination of the index, in which case it may become difficult to determine the market value of the notes. The sponsor of the substitute index will have no obligation to consider your interests in calculating or revising such substitute index.

●	THE CONSTITUENTS ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FUTURES CONTRACTS —

The Constituents each track the returns of futures contracts. The price of a futures contract depends not only on the price of the underlying asset referenced by the futures contract, but also on a range of other factors, including but not limited to changing supply and demand relationships, interest rates, governmental and regulatory policies and the policies of the exchanges on which the futures contracts trade. In addition, the futures markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. These factors and others can cause the prices of futures contracts to be volatile and could adversely affect the level of the Index and any payments on, and the value of, your notes.

•	SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN FUTURES CONTRACTS MAY ADVERSELY AFFECT THE VALUE OF YOUR NOTES —

Futures markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, the participation of speculators, and government regulation and intervention. In addition, futures exchanges generally have regulations that limit the amount of futures contract price fluctuations that may occur in a single day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a price beyond the limit, or trading may be limited for a set period of time. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at potentially disadvantageous times or prices. These circumstances could delay the calculation of the levels of the Constituents and the level of the Index and could affect the levels of the Constituents and adversely affect the level of the Index and any payments on, and the value of, your notes.

•	AN INCREASE IN THE MARGIN REQUIREMENTS FOR FUTURES CONTRACTS INCLUDED IN THE CONSTITUENTS MAY ADVERSELY AFFECT THE LEVEL OF THAT CONSTITUENT —

Futures exchanges require market participants to post collateral in order to open and keep open positions in futures contracts. If an exchange increases the amount of collateral required to be posted to hold positions in futures contracts underlying the Constituents, market participants who are unwilling or unable to post additional collateral may liquidate their positions, which may

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cause the price of the relevant futures contracts to decline significantly. As a result, the level of the Index and any payments on, and the value of, the notes may be adversely affected.

•	THE CONSTITUENTS MAY IN THE FUTURE INCLUDE CONTRACTS THAT ARE NOT TRADED ON REGULATED FUTURES EXCHANGES —

The Constituents are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). If these exchange-traded futures contracts cease to exist, or if the calculation agent for the Constituents substitutes a futures contract in certain circumstances, the Index may in the future include futures contracts or over-the-counter contracts traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act, or other applicable statutes and related regulations that govern trading on regulated U.S. futures exchanges or similar statutes and regulations that govern trading on regulated non-U.S. futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities, and the inclusion of such contracts in the Index, through its exposure to the Constituents, may be subject to certain risks not presented by futures contracts traded on regulated futures exchanges, including risks related to the liquidity and price histories of the relevant contracts.

●	CHANGES IN FUTURE PRICES OF THE FUTURES CONTRACTS INCLUDED IN THE CONSTITUENTS RELATIVE TO THEIR CURRENT PRICES COULD LEAD TO A DECREASE IN ANY PAYMENT ON THE NOTES —

The Constituents are composed of futures contracts.  As the contracts underlying the Constituents come to expiration, they are replaced by contracts that have a later expiration.  For example, a contract notionally purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October is replaced by a contract for delivery in November.  This is accomplished by notionally selling the October contract and notionally purchasing the November contract.  This process is referred to as “rolling.”  Excluding other considerations, if the market for the underlying futures contracts is in “contango,” where the prices are higher in the distant delivery months than in the nearer delivery months, the notional purchase of the November contract would take place at a price that is higher than the price of the October contract, thereby creating a negative “roll yield.”  In addition, excluding other considerations, if the market for the underlying futures contracts is in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the notional purchase of the November contract would take place at a price that is lower than the price of the October contract, thereby creating a positive “roll yield.”

When the Index provides long exposure to a Constituent, the presence of contango in the relevant markets could adversely affect the values of that Constituent and the Index and, accordingly, any payment on the notes.  In addition, when the Index provides short exposure to a Constituent, the presence of backwardation in the relevant markets could positively affect the value of that Constituent and therefore adversely affect the value of the Index and, accordingly, any payment on the notes.

●	THE INDEX SHOULD NOT BE COMPARED TO ANY OTHER INDEX OR STRATEGY SPONSORED BY ANY OF OUR AFFILIATES —

The Index follows a notional rules-based proprietary strategy that may have objectives, features and/or constituents that are similar to those of another index or strategy sponsored by any of our affiliates (each, a “J.P. Morgan Index”). No assurance can be given that these similarities will form a basis for comparison between the Index and any other J.P. Morgan Index, and no assurance can be given that the Index would be more successful than or outperform any other J.P. Morgan Index. The Index operates independently and does not necessarily revise, enhance, modify or seek to outperform any other J.P. Morgan Index.

●	OTHER KEY RISKS:
o	THE INDEX MAY NOT BE SUCCESSFUL OR OUTPERFORM ANY ALTERNATIVE STRATEGY THAT MIGHT BE EMPLOYED IN RESPECT OF THE CONSTITUENTS.
o	THE INDEX COMPRISES NOTIONAL ASSETS AND LIABILITIES. THERE IS NO ACTUAL PORTFOLIO OF ASSETS TO WHICH ANY PERSON IS ENTITLED OR IN WHICH ANY PERSON HAS ANY OWNERSHIP INTEREST.
o	THE INDEX, WHICH WAS ESTABLISHED ON NOVEMBER 18, 2022, AND THE CONSTITUENTS, WHICH WERE ESTABLISHED ON DECEMBER 22, 2020, NOVEMBER 29, 2021 OR OCTOBER 24, 2022, HAVE LIMITED OPERATING HISTORIES AND MAY PERFORM IN UNANTICIPATED WAYS.
o	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK BECAUSE THE VALUES OF THE CONSTITUENTS DENOMINATED IN CURRENCIES OTHER THAN THE U.S. DOLLAR ARE CONVERTED INTO U.S. DOLLARS FOR PURPOSES OF CALCULATING THE LEVEL OF THE INDEX.
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o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS AND SMALL-CAPITALIZATION STOCKS.
o	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS AND CREDIT RISK.
o	THE COMMODITY FUTURES CONTRACTS UNDERLYING THE COMMODITY CONSTITUENTS ARE SUBJECT TO UNCERTAIN LEGAL AND REGULATORY REGIMES.
o	INVESTMENTS RELATED TO THE VALUES OF THE COMMODITIES TEND TO BE MORE VOLATILE THAN TRADITIONAL INVESTMENTS.
o	HIGHER FUTURE PRICES OF THE COMMODITY FUTURES CONTRACTS CONSTITUTING THE COMMODITY CONSTITUENTS RELATIVE TO THEIR CURRENT PRICES MAY DECREASE THE AMOUNT PAYABLE AT MATURITY.
o	THE MARKET PRICE OF CRUDE OIL AND GOLD WILL AFFECT THE VALUE OF THE NOTES.

Please refer to the “Risk Factors” section of the accompanying underlying supplement for more details regarding the above-listed and other risks.

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Hypothetical Back-Tested Data and Historical Information

The following graph sets forth the hypothetical back-tested performance of the Index based on the hypothetical back-tested weekly closing levels of the Index from January 4, 2019 through November 11, 2022, and the historical performance of the Index based on the weekly historical closing levels of the Index from November 18, 2022 through October 18, 2024. The Index was established on November 18, 2022, as represented by the red vertical line in the following graph. All data to the left of that vertical line reflect hypothetical back-tested performance of the Index. All data to the right of that vertical line reflect actual historical performance of the Index. The closing level of the Index on October 22, 2024 was 294.60. We obtained the closing levels above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification.

The data for the hypothetical back-tested performance of the Index set forth in the following graph are purely theoretical and do not represent the actual historical performance of the Index. See “Selected Risk Considerations — Risks Relating to the Index — Hypothetical Back-Tested Data Relating to the Index Do Not Represent Actual Historical Data and Are Subject to Inherent Limitations” above.

The hypothetical back-tested and historical closing levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of the Index on any Review Date. There can be no assurance that the performance of the Index will result in a payment at maturity in excess of your principal amount, subject to the credit risks of JPMorgan Financial and JPMorgan Chase & Co.

The hypothetical back-tested closing levels of the Index have inherent limitations and have not been verified by an independent third party. These hypothetical back-tested closing levels are determined by means of a retroactive application of a back-tested model designed with the benefit of hindsight. Hypothetical back-tested results are neither an indicator nor a guarantee of future returns. No representation is made that an investment in the notes will or is likely to achieve returns similar to those shown. Alternative modeling techniques or assumptions would produce different hypothetical back-tested closing levels of the Index that might prove to be more appropriate and that might differ significantly from the hypothetical back-tested closing levels of the Index set forth above.

Treatment as Contingent Payment Debt Instruments

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences,” and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments,” in the accompanying product supplement no. 3-I. Unlike a traditional debt instrument that provides for periodic payments of interest at a single fixed rate, with respect to which a cash-method investor generally recognizes income only upon receipt of stated interest, our special tax counsel, Davis Polk & Wardwell LLP, is of the opinion that the notes will be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” As discussed in that subsection, you generally will be required to accrue original issue discount (“OID”) on your notes in each taxable year at the “comparable yield,” as determined by us, although we will not make any payment with respect to the notes except upon an automatic call or at maturity. Upon sale or exchange (including an automatic call or at maturity), you will recognize taxable income or loss equal to the difference between the amount received from the sale or exchange and your adjusted basis in the note, which generally will equal the cost thereof, increased by the amount of OID you have accrued in respect of the note. You generally must treat any income as interest income and any loss as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss. The deductibility of capital losses is subject to limitations. Special rules may apply if any payment in excess of the principal amount of your note is treated as becoming fixed prior

PS-17 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

to maturity. You should consult your tax adviser concerning the application of these rules. The discussions herein and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. Purchasers who are not initial purchasers of notes at their issue price should consult their tax advisers with respect to the tax consequences of an investment in notes, including the treatment of the difference, if any, between the basis in their notes and the notes’ adjusted issue price.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

The discussions in the preceding paragraphs, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” (and in particular the subsection thereof entitled “— Tax Consequences to U.S. Holders — Notes with a Term of More than One Year — Notes Treated as Contingent Payment Debt Instruments”) in the accompanying product supplement, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Comparable Yield and Projected Payment Schedule

Although it is not entirely clear how the comparable yield and projected payment schedule should be determined when a debt instrument may be redeemed by the issuer prior to maturity, we have determined that the “comparable yield,” based upon the term to maturity of the notes assuming no early redemption occurs and a variety of other factors, including actual market conditions and our borrowing costs for debt instruments of comparable maturities at the time of issuance, is an annual rate of 5.05%, compounded semiannually. Based on our determination of the comparable yield, the “projected payment schedule” per $1,000 principal amount note consists of a single payment at maturity, equal to $1,418.39. Assuming a semiannual accrual period, the following table sets out the amount of OID that will accrue with respect to a note during each calendar period, based upon our determination of the comparable yield and projected payment schedule.

Calendar Period	Accrued OID During Calendar Period (Per $1,000 Principal Amount Note)	Total Accrued OID from Original Issue Date (Per $1,000 Principal Amount Note) as of End of Calendar Period
October 25, 2024 through December 31, 2024	$9.12	$9.12
January 1, 2025 through December 31, 2025	$51.60	$60.72
January 1, 2026 through December 31, 2026	$54.24	$114.96
January 1, 2027 through December 31, 2027	$57.01	$171.97
January 1, 2028 through December 31, 2028	$59.93	$231.90
January 1, 2029 through December 31, 2029	$63.00	$294.90
January 1, 2030 through December 31, 2030	$66.22	$361.12
January 1, 2031 through October 27, 2031	$57.27	$418.39
PS-18 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

The comparable yield and projected payment schedule are determined solely to calculate the amount on which you will be taxed with respect to the notes in each year and are neither a prediction nor a guarantee of what the actual yield or timing of the payment or payments will be. The amount you actually receive at maturity or earlier sale or exchange of your notes will affect your income for that year, as described above under “Treatment as Contingent Payment Debt Instruments.”

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices

PS-19 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index

of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Note Payout Scenarios” in this pricing supplement for an illustration of the risk-return profile of the notes and “The J.P. Morgan Multi-Asset Index” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement, the accompanying product supplement and the accompanying underlying supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 3-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029706/ea153081_424b2.pdf

•	Underlying supplement no. 23-I dated August 28, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023071317/ea160620_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
•	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-20 | Structured Investments Auto Callable Notes Linked to the J.P. Morgan Multi-Asset Index